Exhibit 99.2

WALTER E. DALLER, JR.
Chairman

TO:   Shareholders

FROM:      Walter E. Daller, Jr.
            Chairman of the Board

DATE:      November 14, 2006

As Chairman of the Board of your Corporation, I thought it important to communicate directly to you the status of certain items at Harleysville National Corporation (HNC). Following Gregg Wagner’s departure on September 26, 2006, the Board appointed Deb Takes as interim President and CEO of HNC in addition to her current title of President and CEO of Harleysville National Bank (HNB). As many of you already know, Deb has been with HNB for 34 years, during which time she has served throughout HNB in increasingly responsible roles in management. Her tenure with HNB has been one of continued success, both in the industry and the communities that we serve.

Since the announcement of the executive management change a month ago, Deb has moved swiftly to improve morale within the company, enhance operations and improve communication throughout our organization. During the past year, we have lost a number of long-term employees, and Deb has been working diligently to prevent the further outflow of talent. In addition, the Board has received many positive comments during the past month regarding Deb’s handling of the situation. The fundamental performance of your company remains strong, and our stock price has remained very stable.

As we noted earlier, a Search Committee has been formed to identify a permanent President and CEO for HNC. This Committee is comprised of all of the independent Directors and chaired by LeeAnn Bergey. As Chairman, I have been asked by the Board to participate as an ex-officio member. The Committee will be meeting regularly to consider internal, as well as external, candidates and will consider the use of executive search firms. I want to thank Tom Leamer, Chairman of the Nominating and Corporate Governance Committee, Harold Herr, Chairman of the Compensation Committee, and their committee members for their efforts over the past few weeks.

Additionally, a special Board meeting was held in early October to review and approve a new strategic plan for HNC. Highlights of the plan for the future include:

1.	Developing a strong, cohesive management team;

2.	Returning to historic profitability levels with a goal to grow earnings per share and correspondingly improve Return on Equity and Return on Assets;

3.	Meeting the challenge of increasing our net interest margin, principally by lowering our cost of funds and increasing yields on loans; and

4.	Growing core deposits and fee-based lines of business.

Finally, while a change in executive management is difficult for any company, your Board is confident that the management team and staff of HNC, coupled with our excellent franchise and historically strong record of performance, will make this transition a successful one that will ultimately make our company stronger.

If any of you have questions or thoughts, I would encourage you to call me or Deb at 215-256-8851.

                                                                       /s/ Walter E. Daller, Jr.

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission.